UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GILEAD SCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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[Form of email to be sent to certain investors]

Dear [            ],

It was good meeting you in person last fall. I wanted to reach out to see if you had any questions about our recently filed proxy statement. There are a few changes to our governance structure since our last meeting that I’d like to highlight for you:

*	After engaging with many of our large stockholders, we adopted proxy access in December 2015. Our bylaws permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of Gilead’s outstanding common stock continuously for at least three years, to nominate and include in Gilead’s proxy materials director nominees constituting up to the greater of (i) 20% of the Board or (ii) two directors.

*	We had a change in our leadership structure. In March 2016, John C. Martin, Ph.D., formerly our Chairman and Chief Executive Officer, assumed the role of Executive Chairman, and John F. Milligan, Ph.D., formerly our President and Chief Operating Officer, was promoted to President and Chief Executive Officer. In connection with the promotion, Dr. Milligan was appointed to serve on Gilead’s Board of Directors.

*	Two of our now 11 directors (Etienne Davignon and Carla Hills) will retire from our Board as of the Annual Meeting. Our Board is evaluating potential Board candidates who could contribute to a mix of diversity of backgrounds and experience, including with respect to age, gender, international background, race and specialized experience.

We also urge you to vote against the stockholder proposal requesting that our Board adopt written consent. As a reminder, we permit stockholders holding a minimum of 20% of our outstanding shares of common stock to call a special meeting of stockholders. We continue to believe that the stockholder meeting process provides all stockholders with: 1) a more effective and transparent means to participate in proposed actions; and (2) time to conduct a more rigorous and careful consideration of proposed actions; and 3) an opportunity to hear the perspective of Board and management on the proposed actions.